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                       UNITED STATES                        OMB APPROVAL
           SECURITIES AND EXCHANGE COMMISSION      -----------------------------
                   Washington, D.C. 20549          OMB Number:         3235-0058
                                                   Expires:        June 30, 1994
                                                   Estimated average burden
                          FORM 12b-25              hours per response ..... 2.50
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                NOTIFICATION OF LATE FILING               SEC FILE NUMBER
                                                             0-30263
(Check One):                                       -----------------------------
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 | | Form 10-K and Form 10-KSB |_| Form 20-F |_|
     Form 11-K |X| Form 10-Q and Form 10-QSB                 CUSIP NUMBER
 |_| Form N-SAR                                                 86866P
     For Period Ended: December 31, 2000           -----------------------------
     [ ] Transition Report on Form 10-K
     [ ] Transition  Report on Form 20-F
     [ ] Transition  Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _____________________________________


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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

sureBET Casinos, Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

1610 Barrancas Avenue
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Address of Principal Executive Office (Street and Number)

Pensacola, FL
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        | (a) The reasons  described  in  reasonable  detail in Part III of this
        |     form could not be eliminated without unreasonable
        |     effort or expense;
        |
  |X| | (b) The subject annual report, semi-annual report, transition report | on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion | thereof, will be filed on or before the fifteenth calendar day | following the prescribed due date; or the subject quarterly report | or transition report on Form 10-Q, or portion thereof will be | filed on or before the fifth calendar day following the prescribed
        |     due date; and
        |
        | (c) The  accountant's  statement  or other  exhibit  required  by Rule
              12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant's recent growth and activities have delayed the preparation and review of this report.

                                                 (Attach Extra Sheets if Needed)
                                                                 SEC 1344 (6/94)

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Fay M. Matsukage              303                        777-3737
         (Name)                (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |X| Yes |_| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

The Registrant expects to report a net loss of approximately $1,082,953 for the nine months ended December 31, 2000. This compares to $812,517 for the same period for the year 1999.

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                              sureBET Casinos, Inc.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: 02/13/01                         By /s/ Charles S. Liberis
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                                       Charles S. Liberis, President